Exhibit 10.2
EXECUTION VERSION

MORTGAGE ASSET PURCHASE AGREEMENT
This MORTGAGE ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 11, 2019 by and among ACRC Lender LLC, a Delaware limited liability company (the “Seller”), and ACRE Commercial Mortgage 2017-FL3 Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Issuer”).
W I T N E S S E T H:
WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer a portfolio of Mortgage Assets, each as identified on Exhibit A attached hereto (the “Mortgage Assets”);
WHEREAS, in connection with the sale of such Mortgage Assets to the Issuer, the Seller desires to release any interest it may have in the Mortgage Assets and desires to make certain representations and warranties regarding the Mortgage Assets;
WHEREAS, the Issuer and ACRE Commercial Mortgage 2017-FL3 LLC, a Delaware limited liability company (the “Co-Issuer”), intend to issue (a) U.S.$107,920,753 principal amount of Class A First Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class A Notes”), (b) U.S.$23,742,566 principal amount of Class A-S Second Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class A-S Notes”), (c) U.S.$6,475,245 principal amount of Class B Third Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class B Notes”), (d) U.S.$12,950,490 principal amount of Class C Fourth Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class C Notes”), and (e) U.S.$21,584,151 principal amount of Class D Fifth Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class D Notes” and, together with the Additional Class A Notes, the Additional Class A-S Notes, the Additional Class B Notes, the Additional Class C Notes, the “Additional Senior Notes”), and the Issuer intends to issue the (a) U.S.$12,950,490 principal amount of Class E Sixth Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class E Notes”) and (b) U.S.$9,712,868 principal amount of Class F Seventh Priority Secured Floating Rate Notes Due March 2034 (the “Additional Class F Notes” and together with the Additional Class E Notes and the Additional Senior Notes, the “Additional Notes”) pursuant to an amended and restated indenture, dated as of January 11, 2019 (the “Indenture”), by and among the Issuer, the Co-Issuer, Wilmington Trust, National Association, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”) and Wells Fargo Bank, National Association, as note administrator (together with any successor note administrator permitted under the Indenture, in such capacity, the “Note Administrator”) and advancing agent;
WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred shares paying agency agreement, the Issuer also intends to issue U.S.$20,504,944 notional amount of preferred shares (the “Additional Preferred Shares” and, together with the Additional Notes, the “Additional Securities”); and

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WHEREAS, the Issuer intends to pledge the Mortgage Assets purchased hereunder by the Issuer to the Trustee as security for the Notes.
NOW, THEREFORE, the parties hereto agree as follows:
1.Defined Terms.
Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.
“ACRE”: Ares Commercial Real Estate Corporation, a Maryland corporation.
“Asset Documents”: The documents evidencing a Mortgage Asset.
“Assignment of Leases, Rents and Profits”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases to the Mortgagee.
“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Mortgagee.
“Borrower”: With respect to any Mortgage Loan, the related borrower or other obligor thereunder.
“Companion Participation Holder”: With respect to any Pari Passu Participation, the holder of any related participation interest, including without limitation, an Unfunded Future Funding Participation.
“Credit Risk Retention Rule”: As defined in Section 13.
“Cut-Off Date”: With respect to each Mortgage Asset, December 18, 2018.
“Document Defect”: Any document or documents constituting a part of a Mortgage Asset File that has not been properly executed, has not been delivered within the time periods provided for herein, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Asset Schedule on Schedule A of the Indenture.
“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Mortgage Assets to be conveyed hereunder, which is attached hereto as Schedule 1(a).
“Future Funding Amount”: As defined in the Indenture.

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“Material Breach”: As defined in Section 4(e).
“Material Document Defect”: A Document Defect that materially and adversely affects the value of a Mortgage Asset, the interest of the Noteholders or the ownership interests of the Issuer or any assignee thereof in such Mortgage Asset.
“Mortgage”: With respect to each Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.
“Mortgage Asset File”: As defined in the Indenture.
“Mortgage Loan”: Any Whole Loan or Pari Passu Participated Mortgage Loan, as applicable and as the context may require.
“Mortgage Note”: With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Borrower, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.
“Mortgage Rate”: The stated rate of interest on a Mortgage Loan.
“Mortgaged Property”: With respect to each Mortgage Loan, the real property securing such Mortgage Loan.
“Mortgagee”: With respect to each Mortgage Asset, the party secured by the related Mortgage.
“Pari Passu Participated Mortgage Loan”: Any mortgage loan of which a Pari Passu Participation represents an interest.
“Pari Passu Participation”: Any Mortgage Asset acquired by the Issuer on the Upsize Date that is a fully funded pari passu participation interest in a whole loan secured by commercial real estate.
“Pari Passu Participation Agreement”: With respect to each Pari Passu Participated Mortgage Loan, the participation agreement that governs the rights and obligations of the holders of the related participation interests.
“Repurchase Price”: The sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then-Stated Principal Balance of such Mortgage Asset, plus (ii) accrued and unpaid interest on such Mortgage Asset, plus (iii) any unreimbursed advances made under the Indenture or the Servicing Agreement, plus (iv) accrued and unpaid interest on advances made under the Indenture or the Servicing Agreement on the Mortgage Asset, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action incurred by the Issuer or the Trustee in connection with any such repurchase), plus (vi) the Liquidation Fee, if any, related to such Mortgage Asset, to the extent permitted to be paid under Section 5.03(b) of the Servicing Agreement.

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“Retained Interest”: Any origination fees paid on the Mortgage Assets and any interest in respect of any Mortgage Asset that accrued prior to the Upsize Date and has not been paid to Seller.
“RRI Interest”: As defined in Section 13.
“Servicing File”: The file maintained by the servicer with respect to each Mortgage Asset.
“Stated Principal Balance”: With respect to each Mortgage Asset, the principal balance as of the Cut-off Date as reduced (to not less than zero) on each Payment Date by (i) all payments or other collections of principal of such Mortgage Asset received or deemed received thereon during the related Collection Period and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Asset during the related Collection Period.
“Unfunded Future Funding Participation”: With respect to each Mortgage Asset that is a Pari Passu Participation, any portion of the related participation interest that is unfunded as of the Upsize Date, which unfunded portion will not be an asset of the Issuer or part of the Collateral.
“Whole Loan”: A mortgage loan secured by a first mortgage lien on a commercial property or multifamily property.
2.    Purchase and Sale of the Mortgage Assets.
(a)    Set forth in Exhibit A hereto is a list of Mortgage Assets and certain other information with respect to each of the Mortgage Assets. The Seller agrees to sell to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Mortgage Assets at an aggregate purchase price of U.S. $267,423,608.41 (the “Purchase Price”). Immediately prior to such sale, the Seller hereby conveys and assigns to the Issuer all of the right, title and interest of the Seller in and to (i) the Mortgage Assets and (ii) all amounts received or receivable on such Mortgage Assets, whether now existing or hereafter acquired, after the Upsize Date (other than amounts accrued prior to the Upsize Date). The sale and transfer of the Mortgage Assets to the Issuer is conclusive of all rights and obligations from the Upsize Date forward with respect to such Mortgage Assets; provided that (i) the sale and transfer of Mortgage Assets that are Pari Passu Participations are made subject to the rights and obligations of each Companion Participation Holder under the related Pari Passu Participation Agreement and (ii) such sale and transfer expressly excludes any conveyance of any Retained Interest, which shall remain the property of the Seller and shall not be conveyed to the Issuer. The Issuer shall cause any Retained Interest to be paid to the Seller (or the Seller’s designee) promptly upon receipt in accordance with the terms and conditions hereof, the Servicing Agreement and the Indenture. For the avoidance of doubt, the Seller is not transferring any obligation to fund any Future Funding Amounts under the Pari Passu Participated Mortgage Loans, all of which will remain the obligation of the party specified under the related Pari Passu Participation Agreement. Delivery or transfer of the Mortgage Assets shall be made on January 11, 2019 (the “Upsize Date”), at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery

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or transfer of the Mortgage Assets to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.
(b)    Reserved.
(c)    The sale to the Issuer of each Mortgage Asset shall be absolute and is intended by the Seller and the Issuer to constitute and to be treated as an absolute sale of such Mortgage Asset by the Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Issuer and such Mortgage Asset shall not be part of the Seller’s estate in the event of the insolvency or bankruptcy of the Seller.
(d)    With respect to each Mortgage Asset that is a Whole Loan, the Seller shall transfer record title of such Whole Loan to the Issuer in the manner described in subsection (e) below. With respect to each Mortgage Asset that is a Pari Passu Participation, the Seller shall transfer record title of the related Pari Passu Participated Mortgage Loan to the Issuer in the manner described in subsection (e) below.
(e)    To the extent that the Issuer is designated to be the holder of record title of any Mortgage Loan, within 45 days after the Upsize Date, the Seller shall, or shall at the expense of the Seller cause a third party vendor to, (1) complete (to the extent necessary) and submit for recording (in favor of the Issuer) in the appropriate public recording office (a) each assignment of mortgage referred to in clause (i)(8) of the definition of “Mortgage Asset File” in the Indenture which has not yet been submitted for recording and (b) each assignment of assignment of leases and rents referred to in clause (i)(13) of the definition of “Mortgage Asset File” in the Indenture (if not otherwise included in the related assignment of mortgage) which has not yet been submitted for recordation; and (2) complete (to the extent necessary) and file in the appropriate public filing office each UCC assignment of financing statement referred to in clause (i)(14) of the definition of “Mortgage Asset File” in the Indenture which has not yet been submitted for filing or recording. In the event that any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Issuer (or any subsequent owner of the affected Mortgage Loan, including, without limitation, the Trustee) for recording or filing, as appropriate, at the Seller’s expense. In the event that the Seller receives the original recorded or filed copy, the Seller shall, or shall cause a third party vendor or any other party under its control to, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon. Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original mortgage, assignment of mortgage, assignment of leases and rents or assignment of assignment of leases and rents, if applicable, after any has been recorded, the obligations hereunder of the Seller shall be deemed to have been satisfied upon delivery to the Issuer (or the Custodian) of a copy of the recorded original of such mortgage, assignment of mortgage, assignment of leases and rents or assignment of assignment of leases and rents.
3.    Conditions.

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The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:
(a)    the representations and warranties contained herein shall be accurate and complete (subject to any exception contained herein and in any applicable Exception Schedule), as of the Upsize Date with respect to the Mortgage Assets;
(b)    on the Upsize Date, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller, the performance of any of the Mortgage Assets of the Seller hereunder or the fulfillment of any of the conditions herein contained; and
(c)    with respect to the Mortgage Assets, the issuance of the Additional Securities and receipt by the Issuer of full payment therefor.
4.    Covenants, Representations and Warranties.
(a)    Each party to this Agreement hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.
(b)    The Seller further represents and warrants to the Issuer as of the Upsize Date that:
(i)    immediately prior to the sale of the applicable Mortgage Assets to the Issuer, the Seller shall own such Mortgage Assets, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of such Mortgage Assets to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to such Mortgage Assets, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;
(ii)    the Seller acquired its ownership in such Mortgage Assets in good faith without notice of any adverse claim, and upon the delivery or transfer of such Mortgage Assets to the Issuer as contemplated herein, the Issuer shall acquire ownership in such Mortgage Assets in good faith without notice of any adverse claim;
(iii)    the Seller has not assigned, pledged or otherwise encumbered any interest in such Mortgage Assets (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

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(iv)    none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect;
(v)    no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;
(vi)    it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. It is generally able to pay, and as of the date hereof is paying, its debts as they come due. It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;
(vii)    no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could reasonably be expected to materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and
(viii)    the consideration received by it upon the sale of such Mortgage Assets owned by it constitutes fair consideration and reasonably equivalent value for such Mortgage Assets.
(c)    The Seller further represents and warrants to the Issuer as of the Upsize Date that:
(i)    the Asset Documents with respect to each such Mortgage Asset do not prohibit the Issuer from granting a security interest in and assigning and pledging such Mortgage Asset to the Trustee;
(ii)    none of such Mortgage Assets will cause the Issuer to have payments subject to foreign or United States withholding tax;

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(iii)    with respect to each Mortgage Asset, except as set forth in the Exception Schedule, the representations and warranties set forth in Exhibit B are true and correct in all material respects; and
(iv)    the Seller has delivered to the Issuer or its designee (A) the original of any Mortgage Note (or a copy of such Mortgage Note together with a lost note affidavit and indemnity), participation certificate, certificate or other instrument, if any, constituting or evidencing such Mortgage Asset (and, in the case of a Pari Passu Participation, the note evidencing the related Pari Passu Participated Mortgage Loan) together with an assignment in blank and all other assignment documents reasonably necessary to evidence the transfer of the Mortgage Asset (and, in the case of a Pari Passu Participation, the related Pari Passu Participated Mortgage Loan, subject to the rights and obligations of the related Companion Participation Holder) including, where applicable, UCC assignments and any other Asset Documents and copies of any other documents related to the Mortgage Asset (and, in the case of a Pari Passu Participation, the related Mortgage Loan, subject to the rights and obligations of the related Companion Participation Holder) in the Seller’s possession, the delivery of which is necessary to perfect the security interest of the Trustee in such Mortgage Asset and (B) copies of the Asset Documents.
(d)    For purposes of the representations and warranties set forth in Exhibit B, the phrases “to the knowledge of the Seller” or “to the Seller’s knowledge” shall mean, except where otherwise expressly set forth in a particular representation and warranty, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case: (i) at the time of the Seller’s origination or acquisition of the particular Mortgage Asset, after the Seller having conducted such inquiry and due diligence into such matters as would be customarily performed by a prudent institutional commercial or multifamily, as applicable, mortgage lender; and (ii) subsequent to such origination, the Seller having utilized monitoring practices that would be utilized by a prudent commercial or multifamily, as applicable, mortgage lender and having made prudent inquiry as to the knowledge of the servicer servicing such Mortgage Asset on its behalf. Also, for purposes of such representations and warranties, the phrases “to the actual knowledge of the Seller” or “to the Seller’s actual knowledge” shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry. All information contained in documents which are part of or required to be part of a Mortgage Asset File shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.
(e)    The Seller shall not later than ninety (90) days from discovery by the Seller or receipt of written notice from any party to the Indenture of (i) its breach of a representation or a warranty pursuant to this Agreement that materially and adversely affects the ownership interests of the Issuer (or the Trustee as its assignee) in a Mortgage Asset, the interests of the Noteholders or the value of a Mortgage Asset (a “Material Breach”), or (ii) any Material Document Defect

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relating to any Mortgage Asset, (1) cure such Material Breach or Material Document Defect; provided that if such Material Breach or Material Document Defect cannot be cured within such 90-day period, the Seller shall repurchase the affected Mortgage Asset not later than the end of such 90-day period at the Repurchase Price; provided, however, that if the Seller certifies to the Issuer and the Trustee in writing that (x) any such Material Breach or Material Document Defect, as the case may be, is capable of being cured in all material respects but not within the initial 90-day period and (y) the Seller has commenced and is diligently proceeding with the cure of such Material Breach or Material Document Defect, as the case may be, then the Seller shall have an additional 90-day period to complete such cure or, failing such, to repurchase the affected Mortgage Asset or the related Mortgaged Property; provided, further, that if any such Material Document Defect is still not cured in all material respects after the initial 90-day period and any such additional 90-day period solely due to the failure of the Seller to have received the recorded or filed document, then the Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Material Document Defect so long as the Seller certifies to the Trustee every 30 days thereafter that such Material Document Defect is still in effect solely because of its failure to have received the recorded or filed document and that the Seller is diligently pursuing the cure of such Material Document Defect (specifying the actions being taken) except that no such deferral of cure or repurchase may continue beyond the date that is 18 months following the Upsize Date, or (2) subject to the consent of a majority of the holders of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), the Seller shall make a cash payment to the Issuer in an amount that the Special Servicer on behalf of the Issuer determines is sufficient to compensate the Issuer for such breach of representation or warranty or defect (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure such Material Breach or Material Document Defect. Such repurchase or cure obligation by the Seller shall be the Issuer’s sole remedy for any Material Breach or Material Document Defect pursuant to this Agreement with respect to any Mortgage Asset sold to the Issuer by the Seller.
(f)    The Seller hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Secured Parties, as required in Sections 15.1(f)(i) and (ii) of the Indenture.
(g)    The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.
(h)    The Seller hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Secured Parties, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee, the Note Administrator, the Servicer, or the Special Servicer, as the case may be, shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.
(i)    On or prior to the Upsize Date, the Seller shall deliver the Asset Documents to the Issuer or, at the direction of the Issuer, to the Custodian, with respect to each Mortgage Asset

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sold to the Issuer hereunder. The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.
(j)    The Seller hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error, in each case, so long as such amendment or modification does not affect in any material respects the interests of any Secured Party), without notifying the Rating Agencies through the 17g-5 Website as set forth in the Indenture.
(k)    ACRC 2017-FL3 Holder REIT LLC (“ACRC REIT”) and the Issuer hereby covenant, that at all times (1) ACRC REIT will qualify as a REIT for federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary or other disregarded entity of ACRC REIT for federal income tax purposes, or (2) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT other than ACRC REIT, or (3) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that is not engaged in a trade or business in the United States for U.S. federal income tax purposes (which Opinion may be conditioned on compliance with certain restrictions on the investment or other activities of the Issuer and/or the Servicer on behalf of the Issuer).
5.    Sale.
It is the intention of the parties hereto that each transfer and assignment contemplated by this Agreement shall constitute a sale of the related Mortgage Asset (and, if applicable, the related Mortgage Loan) from the Seller to the Issuer and the beneficial interest in and title to the Mortgage Assets (and, if applicable, the related Mortgage Loans) shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Mortgage Assets (and, if applicable, the related Mortgage Loans) for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Mortgage Assets to the Trustee.
6.    Non-Petition.
The Seller agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture. This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

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7.    Amendments.
This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and satisfaction of the Rating Agency Condition; provided that no such amendment shall be effective without the consent of the majority by principal amount of each Class of Notes materially and adversely affected thereby.
8.    Communications.
Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:	ACRC Lender LLC 245 Park Avenue, 42nd Floor New York, NY, 10167 Attention: Real Estate Debt Legal Department & Capital Markets Telecopy: 310-388-3041
with a copy to:
ACRC Lender LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Chief Accounting Officer
Telecopy: 310-203-8820

To the Issuer:	ACRE Commercial Mortgage 2017-FL3 Ltd.
c/o MaplesFS Limited
Boundary Hall, Cricket Square
Grand Cayman KY1-1102
Cayman Islands
Facsimile number: +1 345 945 7100
Attention: The Directors
with a copy to the Seller (as addressed above);
or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.
9.    Governing Law and Consent to Jurisdiction.

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(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)    The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.
(c)    To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.
(d)    The Issuer irrevocably appoints Corporation Services Company, as its agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.
(e)    The Seller irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in Section 8 hereof.
10.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
11.    Limited Recourse Agreement.
All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Collateral and to the extent the proceeds of the Collateral, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection

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herewith, shall be extinguished and shall not thereafter revive. The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller will not have recourse to any of the directors, officers, employees, shareholders or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith. This Section 11 shall survive the termination of this Agreement for any reason whatsoever.
12.    Assignment and Assumption.
With respect to the Mortgage Assets that are subject to a Pari Passu Participation Agreement, the parties hereto intend that the provisions of this Section 12 serve as an assignment and assumption agreement between the Seller, as the assignor, and the Issuer, as the assignee. Accordingly, the Seller hereby (and in accordance with and subject to all other applicable provisions of this Agreement) assigns, grants, sells, transfers, delivers, sets over, and conveys to the Issuer all right, title and interest of the Seller in, to and arising out of the related Pari Passu Participation Agreement and the Issuer hereby accepts (subject to applicable provisions of this Agreement) the foregoing assignment and assumes all of the rights and obligations of the Seller with respect to related Pari Passu Participation Agreement from and after the Upsize Date. In addition, the Issuer acknowledges that each of such Mortgage Assets (including any Pari Passu Participated Mortgage Loans) will be serviced by, and agrees to be bound by, the terms of the applicable Servicing Agreement (as defined in the related or Pari Passu Participation Agreement) .
13.    Risk Retention.
(a)    The Seller represents that it organized and initiated the securitization transaction in connection with which the Securities are being issued.
(b)    On the Upsize Date, the Seller, or a “majority-owned affiliate” (as defined in the Credit Risk Retention Rule) of the Seller, (i) owns the Original Preferred Shares and (ii) will purchase from the Issuer, among other Additional Securities, 100% of the Additional Preferred Shares (together, the “RRI Interest”). The parties acknowledge and agree that the RRI Interest is equal to at least 5% of the fair market value of the Securities.
(c)    The parties hereto acknowledge and agree that the RRI Interest is an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rule).
(d)    The Seller, or a majority-owned affiliate of the Seller, shall act as the “retaining sponsor” under the Credit Risk Retention Rule and (shall directly or indirectly) retain (or cause the retention of) the RRI Interest in accordance with the Credit Risk Retention Rule.
(e)    The Seller shall comply with the terms and conditions set forth in Section 2.5 of the Preferred Share Paying Agency Agreement applicable to the RRI Interest.

USActive 53033552.9

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mortgage Asset Purchase Agreement as of the day and year first above written.

ACRC LENDER LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

ACRE COMMERCIAL MORTGAGE 2017-FL3 LTD.
By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Director

Agreed and Acknowledged, solely as to Section 4(k), by:
ACRC 2017-FL3 HOLDER REIT LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

USActive 53033552.9

Exhibit A
LIST OF MORTGAGE ASSETS

Mortgage Asset	Mortgage Asset Type	Principal Balance
Minneapolis Industrial Business Park	Pari Passu Participation	$17,450,000.00
Old Orchard Towers	Pari Passu Participation	$20,000,000.00
Sheraton Ann Arbor	Whole Loan	$1,200,000.00
Hyatt Regency Deerfield	Pari Passu Participation	$1.02
International Business Park	Pari Passu Participation	$67,214,733.60
Park at City Center	Pari Passu Participation	$60,065,460.00
Lynd at Greenhouse	Whole Loan	$42,700,000.00
Crest Apartments	Pari Passu Participation	$26,793,413.79
Domain at Northgate	Whole Loan	$24,000,000.00
Triad Center	Pari Passu Participation	$8,000,000.00

Exhibit A-1
USActive 53033552.9

Exhibit B
MORTGAGE ASSET REPRESENTATIONS AND WARRANTIES

(1)
Ownership of Mortgage Assets. Each Whole Loan is a whole loan and not a participation interest in a mortgage loan. Each Pari Passu Participation is a pari passu participation interest (with no existing more senior participation interest) in a mortgage loan. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, each Mortgage Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Pari Passu Participations), any other ownership or security interests on, in or to such Mortgage Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Asset, and the assignment to the Issuer constitutes a legal, valid and binding assignment of such Mortgage Asset free and clear of any and all liens, charges, pledges, encumbrances or security interests of any nature encumbering such Mortgage Asset other than with respect to a Pari Passu Participation, the interests of the holders of the other related participation.

(2)
Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with each Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and (b) that certain provisions in such Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Asset Documents.

Exhibit B-1
USActive 53033552.9

(3)
Mortgage Provisions. The Asset Documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(4)
Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage Asset File or as otherwise provided in the related Asset Documents (a) the material terms of such related Mortgage, Mortgage Note, Mortgage Loan guaranty, Pari Passu Participation Agreement, if applicable, and related Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Mortgage Asset; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor nor the related participating entity (i.e. the entity that holds legal title to the underlying Mortgage Loan) has been released from its material obligations under the Mortgage Loan or Pari Passu Participation, if applicable. With respect to each Mortgage Asset, except as contained in a written document included in the Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Asset consented to by Seller on or after the Cut-off Date.

(5)
Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits from the Seller constitutes a legal, valid and binding endorsement or assignment from the Seller. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Loan Amount (subject only to Permitted Encumbrances (as defined below)) and the exceptions to paragraph (6) set forth in the Title Policy (as defined below) (each such exception, a “Title Exception”), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and the Title Exceptions) as of origination was, and, as of the Cut-off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances and, to the Seller’s knowledge, as of the Cut-Off Date, subject to the rights of tenants (as tenants only), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by the applicable Title Policy (as described below or set forth or in Title Exception thereon). Any security agreement, chattel, mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted

Exhibit B-2
USActive 53033552.9

Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in paragraph 9 below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)
Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association or a California Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the Allocated Loan Amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group; and (g) condominium declarations of record and identified in such Title Policy, provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate new cash flow sufficient to service the related Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

Exhibit B-3
USActive 53033552.9

(7)
Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)
Assignment of Leases, Rents and Profits. There exists as part of the related Asset File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)
Financing Statements. Subject to the Insolvency Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and reasonably necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required to effect such perfection.

(10)
Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four (4) months of origination of the Mortgage Loan and within twelve (12) months of the Cut-off Date.

Exhibit B-4
USActive 53033552.9

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve (12) months prior to the Cut-off Date which indicates that, except as set forth in such engineering report and with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage; (ii) such repairs have been completed; or (iii) escrows or holdbacks in an aggregate amount consistent with the standards utilized by the Seller with respect to similar loans it originates for securitization or for its portfolio have been established, which escrows or holdbacks will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(11)
Taxes and Assessments. As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, all real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing the related Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, such taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(12)
Condemnation. As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(13)
Actions Concerning Mortgage Loan. To the Seller’s knowledge, based on evaluations of one or more of the following: Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, reasonable and customary bankruptcy, civil records, UCC‑1, and judgment searches of the Borrowers and guarantors, and the ESA (as defined in paragraph 40), on and as of the date of origination and as of the Cut-off Date,

Exhibit B-5
USActive 53033552.9

there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Asset Documents or (f) the current principal use of the Mortgaged Property.

(14)
Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Asset Documents are being conveyed by the Seller to the Issuer or its servicer. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Upsize Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with the Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Asset Documents.

(15)
Insurance. Each related Mortgaged Property is, and is required pursuant to the related Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Asset Documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (subject to a commercially reasonable deductible) (i) covers a period of not less than 12 months or a specified dollar amount which, in the reasonable judgment of the Seller, will

Exhibit B-6
USActive 53033552.9

cover no less than 12 months of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the amount of the full replacement cost value of the Mortgaged Property or, alternately, the maximum amount available under the National Flood Insurance Program together with any additional excess flood coverage in an amount generally required by a prudent institutional commercial mortgage lender.
If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms , in an amount not less than the lesser of (1) the original principal balance of the mortgage asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the related Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related mortgaged property by an insurer meeting the insurance rating requirements; provided that such insurance is only required if the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina.
The Mortgaged Property is covered, and required to be covered pursuant to the related Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts (subject to customary deductibles) as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or the scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Ratings Service in an amount not less than 100% of the PML

Exhibit B-7
USActive 53033552.9

or if such coverage was not available, earthquake insurance was obtained from the applicable state earthquake authority in the maximum amount available.
The Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Issuer in its capacity as successor lender or indirectly in its capacity as holder of the related Pari Passu Participation. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(16)
Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

(17)
No Encroachments. To Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up”

Exhibit B-8
USActive 53033552.9

commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy and (c) no material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(18)
No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(19)
Compliance. The terms of the Asset Documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material local and state laws pertaining to the origination of the Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(20)
Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note and transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of the Mortgage Loan.

(21)
Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Upsize Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(22)
Local Law Compliance. To the Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multi-family mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, building codes, land laws, rules, covenants and restrictions (collectively “Zoning Regulations”) governing the occupancy, use and operation of such Mortgaged Property or constitute a legal non-

Exhibit B-9
USActive 53033552.9

conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent institutional commercial mortgage lenders for loans intended for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity. The terms of the Asset Documents require the Borrower to comply in all material respects with either (i) all applicable governmental regulations, zoning and building laws or (ii) all federal, state, county, municipal and other governmental statutes, laws, rules, regulations, and ordinances.

(23)
Licenses and Permits. Each Borrower covenants in the Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multi-family mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(24)
Recourse Obligations. The Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis),

Exhibit B-10
USActive 53033552.9

for losses and damages sustained in the case of (i)(A) misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Asset Documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(25)
Mortgage Releases. The terms of the related Mortgage or related Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related Allocated Loan Amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(26)
Financial Reporting and Rent Rolls. The Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(27)
Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism

Exhibit B-11
USActive 53033552.9

insurance policy. With respect to each Mortgage Loan, the related Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(28)
Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Asset Documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Asset Documents or a Person satisfying specific criteria identified in the related Asset Documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (25) above, or (vii) as set forth on an exhibit to the Mortgage Asset Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the Mortgage Asset Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross collateralized with another Mortgage Loan as set forth on an exhibit to the Mortgage Asset Purchase Agreement or (iv) Permitted Encumbrances.

(29)
Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Asset Documents and (with respect to each Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million) the organizational documents of the Borrower provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the

Exhibit B-12
USActive 53033552.9

Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(30)	[Intentionally left blank].

(31)
Floating Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on one-month LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(32)
Ground Leases. For purposes of the Mortgage Asset Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)
The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially and adversely affect the security provided by the related Mortgage. To Seller’s knowledge, no material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage Asset File;

(b)
The lessor under such Ground Lease has agreed in a writing included in the related Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

Exhibit B-13
USActive 53033552.9

(c)
The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)
The Ground Lease (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)
The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such ground lease has not been terminated and all amounts due thereunder have been paid) ;

(f)
The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Upsize Date;

(g)
The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender and requires that the ground lessor will supply an estoppel;

(h)
A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

Exhibit B-14
USActive 53033552.9

(j)
Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)
In the case of a total or substantial taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)
Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(26)
Servicing. The servicing and collection practices used by the Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and in accordance with Seller’s customary commercial mortgage servicing practices. The special servicing, future funding and asset management practices used by the Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal and proper and have met customary industry standards for similar practices relating to similar commercial mortgage loans.

(27)
Rent Rolls; Operating Histories. The Seller has obtained a rent roll (the “Certified Rent Roll(s)”) certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter

Exhibit B-15
USActive 53033552.9

period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Mortgage Loan, operating histories may not have been available

(28)
No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or Pari Passu Participation Agreement, if applicable, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or Pari Passu Participation Agreement, if applicable, or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any exception scheduled to any other representation and warranty made by the Seller. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Asset Documents.

(29)
Bankruptcy. In respect of each Mortgage Loan, neither the Mortgaged Property nor any portion thereof is the subject of, and no Borrower or guarantor is a debtor in, any state of federal bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(30)
Organization of Borrower. The Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

Exhibit B-16
USActive 53033552.9

With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan (or related Pari Passu Participation, as applicable), the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Mortgage Loan that is cross-collateralized with another Mortgage Loan, no Mortgage Loan has a Borrower that is an affiliate of another Borrower under another Mortgage Loan.

(31)
Environmental Conditions. At origination, each Borrower represented and warranted that, to its knowledge, no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the fund reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for

Exhibit B-17
USActive 53033552.9

the identified circumstance or condition was obtained from an insurer rated no less than “A” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Seller’s knowledge, except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.
In the case of each Mortgage Loan set forth on the applicable schedule to the Mortgage Asset Purchase Agreement, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on such schedule (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

(33)
Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to CAM and pass-through audits and verification of

Exhibit B-18
USActive 53033552.9

landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect as of the date of the Certified Rent Roll, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(34)
Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within twelve (12) months of the Cut-off Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(35)
Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Asset Schedule attached as an exhibit to the Mortgage Asset Purchase Agreement is true and correct in all material respects as of the Cut-off Date.

(36)
Cross-Collateralization. No Mortgage Asset is cross-collateralized or cross-defaulted with any other Mortgage Asset that is outside the Mortgage Pool except that with respect to any Mortgage Asset that is a Pari Passu Participation, the related Mortgaged Property also secures the related other participation interests.

(37)
Advance of Funds by the Seller. No advance of funds has been made by Seller to the related Borrower other than as required pursuant to the terms of the related Asset Documents and no funds have been received from any person other than the related Borrower or an affiliate, directly, or to the knowledge of the Seller, indirectly for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenants(s) into a lender controlled lockbox if required or contemplated under the related lease or Asset Documents). Neither the Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than escrows, reserves, holdbacks, or Future Funding Amounts provided for in the related Asset Documents and contributions made on or prior to the Upsize Date.

Exhibit B-19
USActive 53033552.9

(38)
Compliance with Anti-Money Laundering Laws. The Seller has complied in all material respects with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation, the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

(39)	Pari Passu Participations. With respect to each Mortgage Asset that is a Pari Passu Participation:

(a)
The holder of the related Mortgage Asset is the lead and control participant (“Lead Participant”) pursuant to a Pari Passu Participation Agreement that is legal, valid and enforceable as between its parties, and which provides that the Lead Participant has full power, authority and discretion to service the Mortgage Loan, modify and amend the terms thereof, pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any other participant (each, a “Third Party Participant”) holding any related other participation (the “Other Participation Interests”);

(b)
Each Third Party Participant is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the Lead Participant;

(c)
Each Pari Passu Participation Agreement is effective to convey the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the Mortgage Loan. The Lead Participant owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Pari Passu Participation Agreement;

(d)
All amounts due and owing to any Third Party Participant pursuant to each Pari Passu Participation Agreement have been duly and timely paid. There is no default by the Lead Participant, or to the Seller’s knowledge, by any Third Party Participant under any Pari Passu Participation Agreement;

(e)	The holder of each unfunded Future Funding Participation and each Fully-Funded Companion Participation is not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code;

(f)
Other than the Future Funding Amounts, the Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation is or may become obligated;

(g)
The Lead Participant role, rights and responsibilities are assignable and have been assigned, by the Seller without consent or approval other than those that have been obtained. The Lead Participant will timely file all necessary assignments, notices, and documents in order to convey record title of the Mortgage Loan and other rights and interests to Issuer in its capacity as successor Lead Participant;

Exhibit B-20
USActive 53033552.9

(h)
The terms of the Pari Passu Participation Agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase the related Other Participation Interest under any circumstances;

(i)
The Seller, in selling the related Other Participation Interest to each Third Party Participant made no misrepresentation, fraud or omission of information necessary for the Third Party Participant to make an informed decision to purchase the related Other Participation Interest; and

(j)
Either (A) such Pari Passu Participation is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Pari Passu Participation is treated as interest on an obligation secured by a mortgage on real property for purposes of Section 856(c) of the Code, or (B) the Pari Passu Participation qualifies as a security that would not otherwise cause ACRC REIT to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to the Issuer of such Pari Passu Participation).

(40)
No Holdbacks. Other than with respect to the Mortgage Loans for which an unfunded Future Funding Participation exists, the principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Asset Purchase Agreement has been fully disbursed as of the Upsize Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Seller to merit such holdback).

(41)
Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Assets regarding the matters expressly set forth herein, in each case without having conducted any independent inquiry into such matters and without any obligation to do so (except (i) having sent to any servicer servicing the Mortgage Loans on behalf of the Seller specific inquiries regarding the matters referred to and (ii) as expressly set forth herein).

Exhibit B-21
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Schedule 1(a)
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
Representation numbers referred to below relate to the corresponding Mortgage Asset representations and warranties set forth in this Schedule 1(a).

Representation	Mortgage Asset	Exception
7 Junior Liens	Park at City Center	The Seller originated and holds a mezzanine loan that is subordinate to the Mortgage Loan.
10 Condition of Property	Sheraton Ann Arbor	The engineering report is dated May 18, 2015 which is more than 12 months prior to the Cut-off Date.
10 Condition of Property	International Business Park Portfolio	The engineering reports are dated May 17, 2017 which is more than 12 months prior to the Cut-off Date.
10 Condition of Property	Park at City Center	The engineering reports are dated August 31, 2017 which is more than 12 months prior to the Cut-off Date.
10 Condition of Property	Minneapolis Industrial Business Park Portfolio	The engineering reports are dated August 30, 2017 which is more than 12 months prior to the Cut-off Date.
10 Condition of Property	Lynd at Greenhouse	The engineering reports are dated November 15, 2017 which is more than 12 months prior to the Cut-off Date. No inspection has been completed in the 12 months prior to the Cut-off Date.
10 Condition of Property	Crest Apartments	The engineering reports are dated April 6, 2017 which is more than 12 months prior to the Cut-off Date.
10 Condition of Property	Domain at Northgate	The engineering reports are dated November 30, 2017 which is more than 12 months prior to the Cut-off Date. No inspection has been completed in the 12 months prior to the Cut-off Date.

Schedule (1)(a)-1
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Representation	Mortgage Asset	Exception
15 Insurance	International Business Park Portfolio
The Asset Documents require that the Mortgaged Property is covered by an insurance policy issued by an insurer with an A.M. Best Rating of A-:VII; provided, however, any carrier that does not make up more than 10% of all insurance limits and is not in the primary layer of coverage may have an A.M. Best Rating of A-:VII. The Asset Documents require rent loss insurance covering 12 months, but they do not provide for a 180-day extended period of indemnity.

15 Insurance	Park at City Center, Lynd at Greenhouse, Minneapolis Industrial Business Park Portfolio, Old Orchard Towers, Sheraton Ann Arbor
The Mortgage Loan documents require that the Mortgaged Property is covered by an insurance policy issued by an insurer with an A.M. Best Rating of A-:VII or better. The Asset Documents require rent loss insurance covering 12 months, but they do not provide for a 180-day extended period of indemnity.

15 Insurance	Crest Apartments, Domain at Northgate, Hyatt Regency Deerfield and Triad Center	The Mortgage Loan documents require that the Mortgaged Property is covered by an insurance policy issued by an insurer with an A.M. Best Rating of A-:VII or better.
25 Mortgage Releases	Minneapolis Industrial Portfolio
Subject to the satisfaction of various legal
and underwriting conditions contained in
the Asset Documents, the Asset
Documents permit the potential release of
not more than five (5) of the seven (7)
individual properties with a release price
equal to 125% of the allocated value for
the first two properties release, 115% of
the allocated value for the third property
released and 110% of the allocated value
for the fourth and fifth properties released.
The Loan Document contain no release
restriction connected to the net sales
proceeds.

34 Rents Rolls; Operating Histories	All Mortgage Loans
Borrower represented (rather than certified) that all general information (including the certified operating histories) contained no untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in any material respect.

40 Appraisal	International Business Park Portfolio	The appraisal is dated May 27, 2017 which is more than 12 months prior to the Cut-off Date.

Schedule (1)(a)-2
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Representation	Mortgage Asset	Exception
40 Appraisal	Minneapolis Industrial Portfolio	The appraisal is dated August 25, 2017 which is more than 12 months prior to the Cut-off Date.
40 Appraisal	Lynd at Greenhouse	The appraisal is dated November 6, 2017 which is more than 12 months prior to the Cut-off Date.
40 Appraisal	Sheraton Ann Arbor	The appraisal is dated May 23, 2017 which is more than 12 months prior to the Cut-off Date.

Schedule (1)(a)-3
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Schedule 1(b)
Existing Mezzanine Debt
Park at City Center

Schedule 1(b)-1
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Schedule 1(c)
Future Mezzanine Debt
Park at City Center

Schedule 1(c)-1
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Schedule 1(d)
Crossed Mortgage Loans
None.

Schedule 1(d)-1
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